EXHIBIT 99.1

Synthesis Energy Systems Reports Fiscal 2018 Financial Results

HOUSTON, Nov. 14, 2018 (GLOBE NEWSWIRE) -- Synthesis Energy Systems, Inc. (SES) (NASDAQ: SES) today reported financial results for its fiscal 2018 year and fourth quarter ended June 30, 2018.

“In fiscal 2018, SES’s focus has been to secure orders and grow value for the Company in global regions where we believe financial results from operations can be reliable and consistent, specifically Poland and Australia. In China, the Company has placed an emphasis on recovering cash and monetizing our joint venture operations, Yima and Tianwo-SES,” said DeLome Fair, SES’s CEO and President.

“Over the past fiscal year, Australian Future Energy, or AFE, our growth platform based in Brisbane, has progressed developments for both coal resource and prospective SGT equity projects in Queensland. Our growth platform in Europe, SES EnCoal Energy, or SEE, has identified multiple SGT clean energy prospective projects and is working to advance those opportunities. Currently, both AFE and SEE are working diligently to secure contractual commitments necessary to provide development funds for the projects. The syngas projects developed by these platforms would utilize our SGT technology, engineering and equipment and, through our ownership in AFE and SEE, the Company could own equity interests in those projects,” continued Ms. Fair. “Additionally, Batchfire Resources, a spin-off company from AFE that owns and operates the Callide thermal coal mine, has successfully increased coal production by more than 50% since acquiring it from Anglo American in the fourth quarter of 2016, and Batchfire’s management continues to improve operations and lower production costs.

“During fiscal 2018, the Company has reduced its general and administrative expenses by approximately $2.1 million and increased its revenue by approximately $1.3 million, primarily as a result of technology-related engineering services outside of China and payments received related to our China assets. The reporting of results for fiscal year ended June 30, 2018 was delayed until now due to the time required to complete the auditing work related to our China assets. For the current fiscal year 2019, the Company is continuing its focus on reducing costs, while supporting its Australian and Polish growth platforms, and the recovery of monies from our China assets,” concluded Ms. Fair.

Fiscal Fourth Quarter 2018 Operations Update

Australian Future Energy Pty Ltd – SES’s ownership position in AFE is 38.2%

AFE has remained focused on raising development funds to complete the next phase of project development for the Gladstone Energy and Ammonia Project (GEAP) and the 266 million metric ton Pentland coal mine project. AFE has filed the Initial Advise Statement (IAS) for the GEAP, the first required filing for major infrastructure projects, with the Queensland government: www.statedevelopment.qld.gov.au/GEAP. As a result of the IAS filing, the GEAP has recently been designated as a “coordinated project” by the Queensland government, which, according to the Minister for State Development, Manufacturing, Innovation and Planning, Mr. Cameron Dick, in his formal announcement of the designation to the Queensland Parliament, will “help streamline approvals and fast-track delivery of this significant project.” Per the IAS, the project will process 1.5 million metric tons per year (MTPY) of low-quality coal, to produce up to 330,000 MTPY of ammonia product, and up to 8 petajoules of pipeline quality gas for the Australian east coast natural gas market and approximately 25MW of electric power for export to the local grid. The project is expected to cost approximately A$1 billion, and the Company anticipates it will utilize SES’s largest SGT systems to convert the low-quality coal to syngas used for ammonia and SNG manufacturing.

AFE continues to advance its Pentland coal mine project and is currently finalizing the preparation of the project’s IAS for the development of an initial 6.0 million MTPY coal operation, with allowance for expansion of up to 9.0 million MTPY. Target distribution of Pentland’s first phase of operation is 4.5 million MTPY for export to Asian markets, with the balance of 1.5 million MTPY to be used for feedstock to a future proposed coal gasification project using SGT.

SES EnCoal Energy sp. z o.o. (SEE) – SES’s ownership position is 50%

Since inception in October of 2017, SEE has identified project opportunities consisting of both third-party SGT licensed projects and potential SEE equity projects. SEE is currently focused, together with SES, on securing the first SGT order from Poland and completing an initial fund raise of approximately 10-20 million Polish zloty to advance development of SEE’s potential 200,000 MTPY methanol project.

Batchfire Resources Pty LTD – SES’s ownership position is 11.4% of this AFE spin-off company that operates the Callide Mine

The Callide thermal mine operation in Queensland, Australia, continues to operate well at a production rate of 10 million MTPY. Batchfire management remains focused on safe operations achieving lower production costs. Domestic coal sales account for up to approximately 6.5 million MTPY, used primarily for power generation and alumina refining, with the balance of production sold to Asian markets.

China

The Company continues its focus on securing cash from its China JV operations, Yima and Tianwo-SES. The Yima methanol plant has shown operational improvements in recent months, holding higher methanol production rates, although the production did not improve as much as we had previously predicted. Current methanol prices in the Henan region are approximately 3,250 yuan ($460) per metric ton. The improved operation has allowed a constructive dialog to open with Yima management relating to securing payment of up to 16 million yuan (~$2.4 million) owed to SES, primarily from unpaid services since inception of the project, with SES receiving 6.15 million yuan (~$0.9 million) during FY2018. The Company does not expect a near-term settlement of all past due monies, but is striving for a near-term partial payment, assuming the plant continues to operate well.

Fiscal Fourth Quarter 2018 Financial Results (Unaudited)

Three Months Ended June 30, 2018 (“Current Quarter”) Compared to the Three Months Ended June 30, 2017 (“Comparable Quarter”)

Total revenue was $0.4 million for the Current Quarter as compared to $0.1 million for the Comparable Quarter. The increase was primarily due to the payments of past due invoices related to technical consulting and engineering services provided to the Company’s Yima Joint Venture during the construction and commissioning period.

Total costs of sales and operating expenses was $53,000 for the Current Quarter as compared to $120,000 for the Comparable Quarter. The decrease was primarily due to the reduction in technical consulting services provided to platform customers.

General and administrative expenses were $2.0 million in the Current Quarter compared with $1.7 million for the Comparable Quarter. The $0.3 million increase was due primarily to the increase in professional fees related to collection of monies owed by Yima.

Interest expense was $0.3 million for the Current Quarter as compared to zero for the Comparable Quarter, which was due to the interest related to the Company’s Senior Secured Debentures issued in October 2017 and the amortization of the debt discount and debt issuance costs for the Current Quarter.

The net loss on fair value adjustments of derivative liabilities was approximately $347,000 for the Current Quarter compared with zero for the Comparable Quarter. The loss resulted from the higher fair market value for the warrants issued in connection with the Senior Secured Debentures as of June 30, 2018, versus the fair market value as of March 31, 2018. The change in the derivative liabilities was primarily due to the 22% increase in the Company’s stock price during the Current Quarter.

The Company's operating loss for the Current Quarter was $5.6 million versus an operating loss of $19.8 million for the Comparable Quarter. The decrease in operating loss was primarily due to the impairment of the investment in the Yima Joint Venture being impaired by $3.5 million during the Current Quarter versus a $17.7 million impairment in the Comparable Quarter.

The net loss attributable to stockholders for the Current Quarter was $6.4 million, or $(0.59) per share, versus a loss of $20.1 million, or $(1.84) per share, for the Comparable Quarter.

As of June 30, 2018, the Company had cash and cash equivalents of $7.1 million and working capital of $6.4 million.

Fiscal 2018 Financial Results (Unaudited)

Twelve Months Ended June 30, 2018 (“Current Year”) Compared to the Twelve Months Ended June 30, 2017 (“Prior Year”)

Total revenue increased by $1.3 million to $1.5 million for the Current Year as compared to $0.2 million for the Prior Year. The increase was due to $0.9 million of payments of past due invoices related to technical consulting and engineering services provided to the Yima Joint Venture during the construction and commissioning period; $0.2 million related to the Company’s collection of past due invoices from the Tianwo-SES Joint Venture, in conjunction with the Tianwo-SES Joint Venture restructuring; $0.1 million related to services provided to AFE, and $0.3 million from a third-party paid feasibility study. The Prior Year revenue was related to a third-party paid engineering study.

Related party consulting revenue increased by $1.1 million to $1.2 million for the Current Year as compared to $0.1 million for the Prior Year. The increase was due to the collection of past due invoices during the Current Year from the Company’s Yima and Tianwo-SES Joint Ventures in the amounts of $0.9 million and $0.2 million respectively.

Costs of sales and operating expenses increased by $0.3 million to $0.4 million during the Current Year compared to $0.1 million costs of sales and operating expenses for the Prior Year, which resulted from costs incurred for engineering services provided to third-party customers.

General and administrative expenses decreased $2.1 million to $6.5 million during the Current Year as compared to $8.6 million during the Prior Year. The decrease of $2.1 million was due primarily to the reduction of employee-related compensation costs, professional fees, and other general and administrative expenses.

Stock-based expense decreased by $0.4 million to $1.3 million for the Current Year compared to $1.7 million for the Prior Year. This decrease is primarily due to a lower stock price effect on the stock warrants and options issued during the Current Year as compared with the Prior Year.

Depreciation and amortization expense was $37,000 for the Current Year compared with $66,000 for the Prior Year and relates to the amortization of the Company’s global patents.

Impairment charges were $3.5 million for the Current Year as compared to $17.7 million for the Prior Year. The Company evaluated the conditions of the Yima Joint Venture to determine whether an other-than-temporary decrease in value had occurred during the Current Year. The Company determined that there were triggering events that were other-than-temporary in the Current Year, as production levels in the fiscal fourth quarter reduced the annual production below expectations which resulted in a net increase in the working capital deficit and the debt levels of the joint venture. An impairment analysis led to the conclusion that the investment in the Yima Joint Venture was impaired and therefore, we recorded a $3.5 million impairment in the Current Year. In the Prior Year, SES management had determined there were triggering events, such as the lower-than-expected production levels and the increased debt levels as compared to the previous year, which indicated a continued cash flow concern for the joint venture. During the Prior Year, management had further determined that these triggering events, related to its Yima Joint Venture investment, were other-than-temporary in nature and therefore management conducted an impairment analysis. The impairment analysis led to the conclusion that the Company’s investment in the Yima Joint Venture was impaired and, therefore, recorded a $17.7 million impairment in the Prior Year.

The equity in losses of joint ventures was $0.7 million during the Current Year as compared to $0.3 million in the Prior Year, which primarily relates to the Company’s 38% share of the start-up losses incurred by AFE.

The net gain on fair value adjustments of derivative liabilities was approximately $0.1 million for the Current Year compared with zero for the Prior Year, due to the lower fair market value for warrants issued in connection with the Company’s Senior Secured Debentures as of June 30, 2018, versus the fair market value as of the issuance date of October 24, 2017. The change in the derivative liability primarily relates to stock price movements, the passage of time, interest rate fluctuations and stock market volatility.

Foreign currency gain was $143,000 for the Current Year as compared to foreign currency loss of $71,000 for the Prior Year. The Current Year gain resulted from the 2% appreciation of the Chinese yuan to the U.S. dollar during the Current Year.

The other gain of $1.7 million for the Current Year as compared to zero for the Prior Year was due to the restructuring of the Tianwo-SES Joint Venture. The Tianwo-SES Joint Venture is accounted for under the equity method. The Company’s contribution in the formation of the venture was an intangible asset granting certain exclusive technology sub-licensing rights to SGT. As such, the Company did not record a carrying value of the investment in the Tianwo-SES Joint Venture at the inception of the venture. In August 2017, the Company entered into a Restructuring Agreement and received $1.7 million related to its transfer of ownership, reducing SES’s ownership from 35% to 25%. Final transfer and registration of shares with local government authorities was completed in December 2017. The $1.7 million gain was recognized upon the completed registration process. As the joint venture investment has no carrying value, the receipt of $1.7 million related to the transfer of ownership resulted in a gain.

Gain from discontinued operations was zero for the Current Year as compared to a gain from discontinued operations of $1.9 million for the Prior Year and was related to the Company’s deconsolidation of the ZZ Joint Venture.

The net loss attributable to stockholders for the Current Year was $9.6 million or $(0.88) per share versus $26.5 million or $(2.43) per share for the Prior Year.

About Synthesis Energy Systems, Inc.

Synthesis Energy Systems (SES) is a Houston-based technology company focused on generating clean, high-value energy from low-cost and low-grade coal, biomass and municipal solid waste through its proprietary technology for conversion of these resources into a clean synthesis gas (syngas) and methane. SES’s proprietary technology enables the production of clean, low-cost power, industrial fuel gas, chemicals, fertilizers, transportation fuels, and substitute natural gas, replacing expensive natural gas-based energy. SES’s technology can also produce high-purity hydrogen for cleaner transportation fuels. SES enables greater fuel flexibility for both large-scale and efficient small- to medium-scale operations close to fuel sources. Fuel sources include low-rank, low-cost high ash, high moisture coals, which are significantly cheaper than higher grade coals, waste coals, biomass, and municipal solid waste feedstocks. SES: Growth With Blue Skies. For more information, please visit: www.synthesisenergy.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act.  All statements other than statements of historical fact are forward-looking statements and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected.  Among those risks, trends and uncertainties are the ability of Batchfire Resources Pty Ltd (“BFR”), and Australian Future Energy Pty Ltd management to successfully grow and develop their Australian assets and operations, including Callide, Pentland, and the Gladstone Energy and Ammonia Project; the ability of BFR to produce earnings and pay dividends; the ability of SES EnCoal Energy sp. z o. o. management to successfully grow and develop projects, assets and operations in Poland; our ability to raise additional capital; our indebtedness and the amount of cash required to service our indebtedness; our ability to find a partner for our technology business; our ability to develop and expand business of the Tianwo-SES Joint Venture in the joint venture territory; our ability to develop our power business unit and our other business verticals, including DRI steel, through our marketing arrangement with Midrex Technologies; our ability to successfully develop our licensing business; the ability of our project with Yima to produce earnings and pay dividends; the economic conditions of countries where we are operating; events or circumstances which result in an impairment of our assets; our ability to reduce operating costs; our ability to make distributions and repatriate earnings from our Chinese operations; our ability to maintain our listing on the NASDAQ Stock Market; our ability to successfully commercialize our technology at a larger scale and higher pressures; commodity prices, including in particular natural gas, crude oil, methanol and power; the availability and terms of financing; our customers’ and/or our ability to obtain the necessary approvals and permits for future projects; our ability to estimate the sufficiency of existing capital resources; the sufficiency of internal controls and procedures; and our results of operations in countries outside of the U.S., where we are continuing to pursue and develop projects. Although we believe that in making such forward-looking statements our expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected by us. We cannot assure you that the assumptions upon which such forward-looking statements are based will prove to be correct.  Please refer to our latest Form 10-K available on our website at www.synthesisenergy.com.

Contact:

MDC Group
Investor Relations:
David Castaneda
Arsen Mugurdumov
414.351.9758
IR@synthesisenergy.com

Media Relations:
Susan Roush
805.624.7624
PR@synthesisenergy.com

TABLES FOLLOW

SYNTHESIS ENERGY SYSTEMS, INC.
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve-Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

Revenue:
Technology licensing and related services	$—	$24	$269	$51
Related party consulting services	356	100	1,238	100
Total revenue	356	124	1,507	151

Costs and Expenses:
Costs of sales and operating	53	120	413	142
General and administrative expenses	2,023	1,699	6,450	8,622
Stock-based expense	338	402	1,258	1,701
Depreciation and amortization	10	9	37	66
Impairment	3,500	17,700	3,500	17,700
Total costs and expenses	5,924	19,930	11,658	28,231

Operating loss	(5,568)	(19,806)	(10,151)	(28,080)

Non-operating income/(expense):
Equity in losses of joint ventures	(324)	(302)	(715)	(342)
Gain on fair value adjustments of derivative liabilities	(347)	—	126	—
Foreign currency gain/(losses), net	(77)	53	143	(71)
Interest expense	(317)	—	(869)	—
Interest income	12	2	43	13
Other gain	—	—	1,689	—

Net loss before income tax provision	(6,621)	(20,053)	(9,734)	(28,480)

Income tax benefit/(provision)	129	—	129	—

Net loss from continuing operations	(6,492)	(20,053)	(9,605)	(28,480)
Income/(loss) from discontinued operations	—	—	—	1,929

Net loss	(6,492)	(20,053)	(9,605)	(26,551)
Less: net loss attributable to non-controlling interests	(1)	(1)	(1)	(28)

Net loss attributable to SES stockholders	$(6,491)	$(20,052)	$(9,604)	$(26,523)

Net loss attributable to SES stockholders:
From continuing operations	(6,491)	(20,052)	(9,604)	(28,461)
From discontinued operations	—	—	—	1,938

Net loss attributable to SES stockholders	$(6,491)	$(20,052)	$(9,604)	$(26,523)

Net loss per share (Basic and diluted):
From continuing operations	(0.59)	(1.84)	(0.88)	(2.61)
From discontinued operations	—	—	—	0.18

Net loss per share attributable to SES stockholders	$(0.59)	$(1.84)	$(0.88)	$(2.43)

Weighted average common shares
outstanding (Basic and diluted):	10,998	10,919	10,964	10,893

SYNTHESIS ENERGY SYSTEMS, INC.
Consolidated Balance Sheets
(In thousands, except par value amounts)

	June 30, 2018	June 30, 2017
ASSETS
Current assets:
Cash and cash equivalents	$7,071	$4,988
Accounts receivable – related party, net	287	167
Prepaid expenses and other currents assets	719	539
Inventory	—	42

Total current assets	8,077	5,736

Property, plant and equipment, net	10	24
Intangible asset, net	1,038	984
Investment in joint ventures	5,036	8,539
Other long-term assets	153	43

Total assets	$14,314	$15,326

LIABILITIES AND EQUITY
Current liabilities:
Accrued expenses and accounts payable	$1,681	$1,765

Total current liabilities	1,681	1,765

Senior secured debenture principal	8,000	—
Less unamortized discount and debt issuance costs	(2,610)	—
Total senior secured debenture	5,390	—

Derivative liabilities	1,964	—

Total long-term liabilities	7,354	—

Total liabilities	$9,035	$1,765
Commitment and contingencies (Note 14)

Stockholders’ equity:

Preferred stock, $0.01 par value- 20,000 shares authorized – no
shares issued and outstanding	—	—
Common stock, $0.01 par value: 200,000 shares authorized: 10,999 and 10,930 shares issued and outstanding, respectively	110	109
Additional paid-in capital	265,066	263,809
Accumulated deficit	(260,068)	(250,464)
Accumulated other comprehensive income	244	831
Total stockholders’ equity to SES stockholders	5,352	14,285
Noncontrolling interests in subsidiaries	(73)	(724)

Total stockholders’ equity	5,279	13,561

Total liabilities and equity	$14,314	$15,326